                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event) April 13, 1999





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

 Item 5.  Other Events.

 Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended March 31, 1999 of $236.7 million, compared with $235.5 million for the prior year period. Earnings before provision for income taxes increased to $375.5 million for the period compared with $366.9 million for the prior year period.

 On January 6, 1999, the Company's parent, Associates First Capital Corporation ("First Capital") purchased the assets and assumed the liabilities of Avco Financial Services, Inc. ("Avco"). During the first quarter of 1999, First Capital contributed substantially all of Avco's domestic and Puerto Rico consumer finance operations to the Company, which included approximately $4 billion in finance receivables. In March of 1999, approximately $525 million of such receivables were sold. Avco's domestic and Puerto Rico consumer finance product offerings include home equity lending, real estate sales finance and consumer loans. The contribution of Avco receivables was the primary cause of the net increase in net finance receivables from $46.0 billion at December 31, 1998 to $49.8 billion at March 31, 1999.

 The allowance for losses to net finance receivables ("Allowance Ratio")was 3.13% at March 31, 1999, a decrease from the 3.54% reported by the Company at March 31, 1998. Similarly, the Company's composite ratio of net credit losses to average net finance receivables ("Loss Ratio")declined to 1.82% for the three-month period ended March 31, 1999 as compared to 2.47% for the prior year period. These decreases were primarily attributable to a shift in product mix toward more secured portfolios. Secured portfolios generally have lower loss levels than unsecured portfolios. The shift in product mix was principally caused by the second quarter 1998 sale, at book value, of $5.2 billion of the Company's participation interest in First Capital's U.S. bankcard credit card receivables to First Capital (the
 "Receivable Sale").   The Avco receivables acquired during the first
 quarter of 1999 did not have a significant impact on the Allowance Ratio or Loss Ratio trends. Management believes the allowance for losses at March 31, 1999 is sufficient to provide adequate protection against losses in its portfolios.

 Total revenue was $1.8 billion and $1.9 billion for the three-month periods ended March 31, 1999 and 1998, respectively. The decrease in total revenue was primarily due to lower finance charge revenues primarily caused by the aforementioned Receivable Sale, which produced a shift in product mix toward more secured portfolios. Secured portfolios generally have lower yields
 than unsecured portfolios.   An increase in revenues related to notes
 receivable from related parties somewhat offset the decrease in revenues caused by the shift in product mix.

 Certain unaudited financial information for the three-month period ended on or at March 31, 1999 and 1998 and December 31, 1998 for Associates Corporation of North America is as follows (dollar amounts in millions):

                                       Three Months Ended
                                            March 31
                                      1999           1998     %Change
                                      ----           ----     -------
TOTAL REVENUE                      $1,812.2       $1,887.6        (4)

 EARNINGS BEFORE PROVISION FOR
  INCOME TAXES                        375.5          366.9         2

 NET EARNINGS                         236.7          235.5         1

                                   March 31     December 31     March 31
                                     1999          1998           1998
                                   --------     -----------     --------
 NET FINANCE RECEIVABLES          $49,839.1      $46,038.5     $47,827.2

 TOTAL ASSETS                      56,268.7       56,577.3      52,133.5

 TOTAL DEBT                        46,031.4       48,633.4      44,756.3

 STOCKHOLDERS' EQUITY               8,867.8        6,756.2       6,281.3


 60+DAYS CONTRACTUAL
  DELINQUENCY                          2.54%          2.41%         2.41%

 NET CREDIT LOSSES (as a % of average
  net finance receivables)             1.82           1.94          2.47

 ALLOWANCE FOR LOSSES ON
  FINANCE RECEIVABLES
   Amount                          $1,558.9       $1,378.9      $1,694.1

   Percent of net finance
    receivables                        3.13%          3.00%         3.54%



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                            SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           ASSOCIATES CORPORATION OF NORTH AMERICA



                           By: /s/ John F. Stillo
                               Senior Vice President and Comptroller

 Date: April 13, 1999